Exhibit 4t1

EXECUTION VERSION

STEPAN COMPANY

SECOND AMENDMENT

Dated as of May 3, 2004

to:

AMENDED 1993 NOTE AGREEMENT

AMENDED 1995 NOTE AGREEMENT

AMENDED 1998 NOTE AGREEMENT

and

2002 NOTE PURCHASE AGREEMENT

Each as described herein

SECOND AMENDMENT

THIS SECOND AMENDMENT, dated as of May 3, 2004 (the “Second Amendment”), to each of the Outstanding Agreements (as defined below) is among STEPAN COMPANY, a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this Second Amendment (collectively, the “Noteholders”).

RECITALS:

A. The Company and the Noteholders have heretofore entered into the various Note Agreements described on the attached Schedule A (each as amended by the First Amendment, dated as of February 27, 2004, but effective as of December 31, 2003, collectively, the “Outstanding Agreements”), pursuant to which the Company issued its Notes as described on said Schedule A (collectively, the “Notes”). The Notes which are presently outstanding are hereafter referred to as the “Outstanding Notes.”

B. The Company and the Noteholders now desire to amend the Outstanding Agreements in the respects, but only in the respects, hereinafter set forth.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Outstanding Agreements unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. SECOND AMENDMENT.

Section 1.1. Section 11(l) of each of the Outstanding Agreements shall be and is hereby amended in its entirety to read as follows:

“(l) (i) if the aggregate Unfunded Liabilities for all Plans combined shall exceed $5,000,000, or (ii) if (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (C) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (D) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (E) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, and any such event or events described in subclauses (A) through (E) of this clause (ii), either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.”

Section 1.2. The defined term “Funded Indebtedness”, as such term appears in Schedule B of each of the Outstanding Agreements, shall be and is hereby amended in its entirety to read as follows:

“‘Funded Indebtedness’ means all Indebtedness (including capitalized payment obligations under Capitalized Leases) which by its terms matures more than one year from the date as of which any calculation of Funded Indebtedness is made. Funded Indebtedness shall also include Unfunded Liabilities.”

Section 1.3. Schedule B of each of the Outstanding Agreement shall be and is hereby amended to include the defined term “Unfunded Liabilities” which shall read as follows:

“‘Unfunded Liabilities’ means (i) in the case of Plans (other than Multiemployer Plans) the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the withdrawal liability of the Company and Subsidiaries. The interest rate for computing the present value of all vested nonforfeitable benefits shall be the Valuation Liability Interest Rate, as indicated on Form 5500 Schedule B for such Plan. For purposes of this defined term ‘Unfunded Liabilities’ only, the term ‘Plan’ means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Company or any Subsidiary may have any liability.”

SECTION 2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY.

Section 2.1. To induce the Noteholders to execute and deliver this Second Amendment, the Company represents and warrants to the Noteholders (which representations and warranties shall survive the execution and delivery of this Second Amendment) that:

(a) this Second Amendment has been duly authorized, executed and delivered by it and this Second Amendment, and each of the Outstanding Agreements as amended by this Second Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the execution, delivery and performance by the Company of this Second Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(b);

(c) as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default under any of the Outstanding Agreements has occurred which is continuing; and

(d) all of the representations and warranties contained in Section 5 of each of the Outstanding Agreements are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except that any representation or warranty made as of a specific date shall be deemed made as of such specific date.

Execution and delivery by the Company of this Second Amendment constitutes the certification by the Company that the foregoing representations and warranties are true and correct on and with respect to the date hereof.

SECTION3. CONDITIONS TO EFFECTIVENESS OF THIS SECOND AMENDMENT.

Section 3.1. This Second Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this Second Amendment, duly executed by the Company and the Required Holders of the Outstanding Notes under each Outstanding Agreement, shall have been delivered to the Noteholders; and

(b) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof.

Upon receipt of all of the foregoing, this Second Amendment shall become effective.

SECTION 4. PAYMENT OF NOTEHOLDERS’ COUNSEL FEES AND EXPENSES.

Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

SECTION 5. MISCELLANEOUS.

Section 5.1. This Second Amendment shall be construed in connection with and as part of each of the Outstanding Agreements, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in each of the Outstanding Agreements and each of the Outstanding Notes are hereby ratified and shall be and remain in full force and effect.

Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Outstanding Agreements without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

Section 5.3. The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 5.4. This Second Amendment shall be governed by and construed in accordance with Illinois law.

Section 5.5. This Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date first written above

STEPAN COMPANY

By
Name:
Title:

Accepted as of the date first written above:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY (as Noteholder under the Amended 1998 Note Agreement and the 2002 Note Purchase Agreement)

By:	CIGNA INVESTMENTS, INC. (authorized agent)

By
Name:
Title:

J. ROMEO & CO. (as Noteholder under the Amended 1993 Note Agreement, the Amended 1995 Note Agreement and the 2002 Note Purchase Agreement)

By
Name:
Title:

[Second Amendment—Stepan Company]

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY (as Noteholder under the Amended 1993 Note Agreement, the Amended 1995 Note Agreement, the Amended 1998 Note Agreement and the 2002 Note Purchase Agreement)

By
Name:
Title:	Authorized Signatory

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY for its Group Annuity Separate Account (as Noteholder under the 2002 Note Purchase Agreement)

By
Name:
Title:	Authorized Signatory

THRIVENT FINANCIAL FOR LUTHERANS (f/k/a Aid Association for Lutherans) (as Noteholder under the Amended 1993 Note Agreement, the Amended 1995 Note Agreement and the 2002 Note Purchase Agreement)

By
Name:
Title:

[Second Amendment—Stepan Company]

OUTSTANDING AGREEMENTS AND OUTSTANDING NOTES

1.	The Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein, as amended by the First Amendment, dated as of February 27, 2004, but effective as of December 31, 2003 (the “Amended 1993 Note Agreement”) pursuant to which the Company issued its 7.22% Amended and Restated Senior Notes, Series A, due April 1, 2008 and its 7.22% Amended and Restated Senior Notes, Series B, due August 1, 2008. The Amended 1993 Note Agreement amended and restated the separate Loan Agreements each dated as of April 1, 1993.

REGISTERED NOTEHOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES AS OF MAY 3, 2004

Thrivent Financial for Lutherans (f/k/a: Aid Association for Lutherans)	$500,000 - Series A $1,500,000 - Series B

J. ROMEO & CO.	$500,000 - Series A $1,500,000 - Series B

The Northwestern Mutual Life Insurance Company	$500,000 - Series A $1,500,000 - Series B

2.	The Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein, as amended by the First Amendment, dated as of February 27, 2004, but effective as of December 31, 2003 (the “Amended 1995 Note Agreement”) pursuant to which the Company issued its 7.69% Amended and Restated Senior Notes, Series A, due June 30, 2005 and its 7.77% Amended and Restated Senior Notes, Series B, due June 30, 2010. The Amended 1995 Note Agreement amended and restated the separate Loan Agreements each dated as of June 15, 1995.

REGISTERED NOTEHOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES AS OF MAY 3, 2004

Thrivent Financial for Lutherans (f/k/a: Aid Association for Lutherans)	$750,000 - Series A $6,136,365 - Series B

The Northwestern Mutual Life Insurance Company	$750,000 - Series A $6,136,365 - Series B

J. ROMEO & CO.	$500,000 - Series A $4,090,910 - Series B

SCHEDULE A

(to Second Amendment)

3.	The Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein, as amended by the First Amendment, dated as of February 27, 2004, but effective as of December 31, 2003 (the “Amended 1998 Note Agreement”) pursuant to which the Company issued its 6.59% Amended and Restated Senior Notes due October 1, 2013. The Amended 1998 Note Agreement amended and restated the separate Loan Agreements each dated as of October 1, 1998.

REGISTERED NOTEHOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES AS OF MAY 3, 2004

The Northwestern Mutual Life Insurance Company	$18,181,818

CIG & Co. (as Nominee for Connecticut General Life Insurance Company)	$9,090,909

4.	The Note Purchase Agreement dated as of September 10, 2002 among the Company and each of the institutional investors listed therein, as amended by the First Amendment, dated as of February 27, 2004, but effective as of December 31, 2003 (the “2002 Note Purchase Agreement”) pursuant to which the Company issued its 6.86% Senior Notes due September 1, 2015.

REGISTERED NOTEHOLDER	PRINCIPAL AMOUNT OF OUTSTANDING NOTES AS OF MAY 3, 2004

The Northwestern Mutual Life Insurance Company	$20,000,000

The Northwestern Mutual Life Insurance Company for its Group Annuity SeparateAccount	$1,000,000

Thrivent Financial for Lutherans	$3,000,000

CIG & Co. (as Nominee for Connecticut General Life Insurance Company)	$3,000,000

J. ROMEO & CO. (as Nominee for MONY Life Insurance Company)	$3,000,000

A-2